C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Chuck Ives, Director of Investor Relations Email: chuck.ives@chrobinson.com
FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2022 First Quarter Results
Eden Prairie, MN, April 27, 2022 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended March 31, 2022.
First Quarter Key Metrics:
•Gross profits increased 29.1% to $900.5 million
•Adjusted gross profits(1) increased 29.0% to $906.2 million
•Income from operations increased 54.7% to $345.5 million
•Adjusted operating margin(1) increased 630 basis points to 38.1%
•Diluted earnings per share (EPS) increased 60.2% to $2.05
•Cash used by operations improved by $42.8 million to $13.9 million
(1) Adjusted gross profits and adjusted operating margin are Non-GAAP financial measures. The same factors described in this release that impacted these Non-GAAP measures also impacted the comparable GAAP measures. Refer to page 8 for further discussion and a GAAP to Non-GAAP reconciliation.

"In our first quarter, we delivered record quarterly profits," said Bob Biesterfeld, President and Chief Executive Officer of C.H. Robinson. "Sequential improvement was driven by significant operating margin expansion in our North American Surface Transportation business, as we improved the health of our contractual truckload business, continued to grow our truckload volume, and improved the profitability of our LTL business. Our Global Forwarding team continued delivering excellent service to our customers and collaborating with our carriers, driving more business to our platform. And finally, our Robinson Fresh, Managed Services and Europe Surface Transportation businesses all improved their top line growth and operating income on a year-over-year basis."

Summary of First Quarter Results Compared to the First Quarter of 2021
•Total revenues increased 41.9% to $6.8 billion, driven primarily by both higher pricing and higher volume across most of our services.
•Gross profits increased 29.1% to $900.5 million. Adjusted gross profits increased 29.0% to $906.2 million, primarily driven by higher adjusted gross profit per transaction and higher volume across most of our services.
•Operating expenses increased 17.0% to $560.7 million. Personnel expenses increased 14.6% to $413.4 million, primarily due to higher headcount, which increased 15.1%. Selling, general and administrative ("SG&A") expenses of $147.4 million increased 24.7%, primarily due to higher purchased and contracted services, a non-recurring legal expense, and increased travel expenses.
•Income from operations totaled $345.5 million, up 54.7% due to the increase in adjusted gross profits, partially offset by the increase in operating expenses. Adjusted operating margin of 38.1% increased 630 basis points.
•Interest and other income/expense totaled $14.2 million, consisting primarily of $14.5 million of interest expense, which increased $2.3 million versus last year due to a higher average debt balance.
•The effective tax rate in the quarter was 18.4% compared to 18.3% in the first quarter last year.
•Net income totaled $270.3 million, up 56.0% from a year ago. Diluted EPS of $2.05 increased 60.2%.

North American Surface Transportation Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended March 31,
	2022	2021	% change
Total revenues	$4,114,889	$3,211,423	28.1%
Adjusted gross profits(1)	506,100	421,108	20.2%
Income from operations	182,354	136,784	33.3%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

First quarter total revenues for C.H. Robinson's NAST segment totaled $4.1 billion, an increase of 28.1% over the prior year, primarily driven by higher truckload and less-than truckload ("LTL") pricing and an increase in truckload shipments. NAST adjusted gross profits increased 20.2% in the quarter to $506.1 million. Adjusted gross profits in truckload increased 19.5% due to a 15.0% increase in adjusted gross profit per load and a 4.0% increase in shipments. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, increased approximately 20.5% in the quarter, while truckload linehaul cost per mile, excluding fuel surcharges, increased approximately 21.0%, resulting in a 17.0% increase in truckload adjusted gross profit per mile. LTL adjusted gross profits increased 25.5% versus the year-ago period, as adjusted gross profit per order increased 27.0% and LTL volumes declined 1.0%, mainly driven by a normalization of business levels as our LTL volumes in the first quarter of 2021 continued to be bolstered by a few large customers that benefitted from the stay-at-home trend during COVID. NAST overall volume growth was up 1.0% for the quarter. Operating expenses increased 13.9% primarily due to increased salaries, incentive compensation, and technology expenses. Income from operations increased 33.3% to $182.4 million, and adjusted operating margin expanded 350 basis points to 36.0%. NAST average headcount was up 12.4% in the quarter.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended March 31,
	2022	2021	% change
Total revenues	$2,194,397	$1,156,039	89.8%
Adjusted gross profits(1)	321,848	214,300	50.2%
Income from operations	167,638	90,589	85.1%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

First quarter total revenues for the Global Forwarding segment increased 89.8% to $2.2 billion, primarily driven by higher pricing and higher volume in both our ocean and air services, reflecting the strong demand environment, market share gains, and strained capacity. Adjusted gross profits increased 50.2% in the quarter to $321.8 million. Ocean adjusted gross profits increased 63.5%, driven by a 52.5% increase in adjusted gross profit per shipment and a 7.0% increase in volumes. Adjusted gross profits in air increased 33.9% driven by a 10.0% increase in metric tons shipped and a 21.5% increase in adjusted gross profit per metric ton. Customs adjusted gross profits increased 13.5%, driven by a higher mix of value-added services and a 5.0% increase in transaction volume. Operating expenses increased 24.7%, primarily driven by increased salaries, incentive compensation and technology expenses. First quarter average headcount increased 18.5%. Income from operations increased 85.1% to $167.6 million, and adjusted operating margin expanded 980 basis points to 52.1% in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended March 31,
	2022	2021	% change
Total revenues	$506,667	$436,407	16.1%
Adjusted gross profits(1):
Robinson Fresh	$30,505	$24,948	22.3%
Managed Services	28,082	25,556	9.9%
Other Surface Transportation	19,661	16,468	19.4%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

First quarter Robinson Fresh adjusted gross profits increased 22.3% to $30.5 million, due to a 7.5% increase in case volume and an increase in integrated supply chain and technology services. Managed Services adjusted gross profits increased 9.9% in the quarter, due to growth in business with both new and existing customers. Other Surface Transportation adjusted gross profits increased 19.4% to $19.7 million, primarily due to a 21.7% increase in Europe truckload adjusted gross profits.

Other Income Statement Items
The first quarter effective tax rate was 18.4%, up from 18.3% last year. We expect our 2022 full-year effective tax rate to be 19 to 21 percent. The first quarter rate is typically lower than our full-year rate due to the tax benefits related to delivery of annual stock-based compensation in the quarter.
Interest and other income/expense totaled $14.2 million, consisting primarily of $14.5 million of interest expense, which increased $2.3 million versus last year due to a higher average debt balance.
Diluted weighted average shares outstanding in the quarter were down 2.6% due primarily to share repurchases over the past twelve months.

Cash Flow Generation and Capital Distribution
Cash used by operations totaled $13.9 million in the first quarter, compared to $56.7 million in the first quarter of 2021. The $42.8 million improvement was primarily due to a $97.0 million increase in net income, partially offset by a $288.5 million sequential increase in net operating working capital in the first quarter of 2022, compared to a $251.8 million sequential increase in the first quarter of 2021. The increase in net operating working capital in the first quarter of 2022 resulted primarily from a $479.0 million sequential increase in accounts receivable and contract assets, compared to a $190.4 million sequential increase in total accounts payable and accrued transportation expense.
In the first quarter of 2022, $250.6 million of cash was returned to shareholders, with $177.7 million in total repurchases of common stock and $72.9 million in cash dividends.
Capital expenditures totaled $26.2 million in the quarter. Capital expenditures for 2022 are expected to be $90 million to $100 million, primarily driven by technology investments in our digital platform.

Outlook
"As questions linger about the impact on global economic growth from the Russian invasion of Ukraine, higher energy prices and inflationary pressures, among other impacts, we believe that our global suite of multimodal services, our growing digital platform, and our resilient and flexible non-asset-based business model will continue to deliver strong financial results through the cycle," Biesterfeld stated. "We will continue to benefit from our product and technology investments while delivering on opportunities to integrate our services to help our customers solve their complex global supply chain issues. We are uniquely positioned to orchestrate end-to-end supply chain success for our customers and to help them not only navigate uncertain market conditions, but to succeed in doing so. One of the core values we live by is to evolve constantly. To advance our industry leadership in a more digital environment, we are evolving to a product-led organization by reorienting the intersection of our growth strategy and our engineering and technology teams with the needs of our customers and carriers, and we'll continue to differentiate ourselves in the market by having great people that our customers can rely on. I’m excited by the initial results from the enhancements that were rolled out in February for our Navisphere Carrier product. We’ll continue to build on our customer-centric commitment by continuing to invest in smart, customer and carrier-focused products, and we’ll launch several new products that we believe will benefit our customers and carriers as we continue to build out the most powerful supply chain platform."

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $28 billion in freight under management and 20 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our 100,000 customers and 85,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; fuel price increases or decreases, or fuel shortages; competition and growth rates within the global logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; risks associated with significant disruptions in the transportation industry; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; risks with reliance on technology to operate our business; cyber-security related risks; risks associated with operations outside of the United States; our ability to identify or complete suitable acquisitions; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with the potential impact of changes in government regulations; our ability to hire and retain a sufficient number of qualified personnel; risks associated with the changes to income tax regulations; risks associated with the produce industry, including food safety and contamination issues; the impact of war on the economy; changes to our capital structure; changes due to catastrophic events including pandemics such as COVID-19; and other risks and uncertainties detailed in our Annual and Quarterly Reports.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide First Quarter 2022 Earnings Conference Call
Wednesday, April 27, 2022; 5:00 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments have revenues from multiple service lines.

	Three Months Ended March 31,
	2022	2021	% change
Adjusted gross profits(1):
Transportation
Truckload	$359,787	$300,023	19.9%
LTL	152,312	121,553	25.3%
Ocean	221,463	135,510	63.4%
Air	61,434	45,894	33.9%
Customs	27,495	24,222	13.5%
Other logistics services	55,636	51,740	7.5%
Total transportation	878,127	678,942	29.3%
Sourcing	28,069	23,438	19.8%
Total adjusted gross profits	$906,196	$702,380	29.0%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended March 31,
	2022	2021	% change
Revenues:
Transportation	$6,528,351	$4,560,227	43.2%
Sourcing	287,602	243,642	18.0%
Total revenues	6,815,953	4,803,869	41.9%
Costs and expenses:
Purchased transportation and related services	5,650,224	3,881,285	45.6%
Purchased products sourced for resale	259,533	220,204	17.9%
Direct internally developed software amortization	5,734	4,647	23.4%
Total direct expenses	5,915,491	4,106,136	44.1%
Gross profit	$900,462	$697,733	29.1%
Plus: Direct internally developed software amortization	5,734	4,647	23.4%
Adjusted gross profit	$906,196	$702,380	29.0%

Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. We believe adjusted operating margin is a useful measure of our profitability in comparison to our adjusted gross profit which we consider a primary performance metric as discussed above. The comparison of operating margin to adjusted operating margin is presented below:

	Three Months Ended March 31,
	2022	2021	% change

Total revenues	$6,815,953	$4,803,869	41.9%
Operating income	345,474	223,329	54.7%
Operating margin	5.1%	4.6%	50 bps

Adjusted gross profit	$906,196	$702,380	29.0%
Operating income	345,474	223,329	54.7%
Adjusted operating margin	38.1%	31.8%	630 bps

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,

	2022	2021	% change

Revenues:
Transportation	$6,528,351	$4,560,227	43.2%
Sourcing	287,602	243,642	18.0%
Total revenues	6,815,953	4,803,869	41.9%
Costs and expenses:
Purchased transportation and related services	5,650,224	3,881,285	45.6%
Purchased products sourced for resale	259,533	220,204	17.9%
Personnel expenses	413,361	360,835	14.6%
Other selling, general, and administrative expenses	147,361	118,216	24.7%
Total costs and expenses	6,470,479	4,580,540	41.3%
Income from operations	345,474	223,329	54.7%
Interest and other income/expense, net	(14,174)	(11,260)	25.9%
Income before provision for income taxes	331,300	212,069	56.2%
Provision for income taxes	60,952	38,764	57.2%
Net income	$270,348	$173,305	56.0%

Net income per share (basic)	$2.07	$1.29	60.5%
Net income per share (diluted)	$2.05	$1.28	60.2%

Weighted average shares outstanding (basic)	130,499	134,508	(3.0)%
Weighted average shares outstanding (diluted)	132,155	135,745	(2.6)%

Business Segment Information
(unaudited, in thousands, except average headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2022
Total revenues	$4,114,889	$2,194,397	$506,667	$6,815,953
Adjusted gross profits(1)	506,100	321,848	78,248	906,196
Income (loss) from operations	182,354	167,638	(4,518)	345,474
Depreciation and amortization	6,239	5,555	10,692	22,486
Total assets (2)	3,701,164	2,940,486	879,688	7,521,338
Average headcount	7,348	5,610	4,300	17,258

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2021
Total revenues	$3,211,423	$1,156,039	$436,407	$4,803,869
Adjusted gross profits(1)	421,108	214,300	66,972	702,380
Income (loss) from operations	136,784	90,589	(4,044)	223,329
Depreciation and amortization	6,625	5,649	11,004	23,278
Total assets (2)	3,218,084	1,582,967	795,572	5,596,623
Average headcount	6,537	4,735	3,725	14,997
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$242,809	$257,413
Receivables, net of allowance for credit loss	4,391,512	3,963,487
Contract assets, net of allowance for credit loss	504,604	453,660
Prepaid expenses and other	140,306	129,593
Total current assets	5,279,231	4,804,153

Property and equipment, net of accumulated depreciation and amortization	139,926	139,831
Right-of-use lease assets	297,425	292,559
Intangible and other assets, net of accumulated amortization	1,804,756	1,791,569
Total assets	$7,521,338	$7,028,112

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$2,066,915	$1,919,301
Accrued expenses:
Compensation	121,768	201,421
Transportation expense	385,603	342,778
Income taxes	143,656	100,265
Other accrued liabilities	182,754	171,266
Current lease liabilities	68,507	66,311
Current portion of debt	572,000	525,000
Total current liabilities	3,541,203	3,326,342

Long-term debt	1,593,756	1,393,649
Noncurrent lease liabilities	244,302	241,369
Noncurrent income taxes payable	28,617	28,390
Deferred tax liabilities	17,244	16,113
Other long-term liabilities	714	315
Total liabilities	5,425,836	5,006,178

Total stockholders’ investment	2,095,502	2,021,934
Total liabilities and stockholders’ investment	$7,521,338	$7,028,112

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Three Months Ended March 31,
	2022	2021
Operating activities:
Net income	$270,348	$173,305
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	22,486	23,278
Provision for credit losses	1,672	(1,250)
Stock-based compensation	24,606	23,989
Deferred income taxes	(2,916)	3,869
Excess tax benefit on stock-based compensation	(4,965)	(7,853)
Other operating activities	42	488
Changes in operating elements, net of acquisitions:
Receivables	(424,025)	(437,862)
Contract assets	(51,439)	(43,495)
Prepaid expenses and other	(11,924)	(26,692)
Accounts payable and outstanding checks	143,980	206,237
Accrued compensation	(79,885)	(27,977)
Accrued transportation expenses	42,825	24,044
Accrued income taxes	48,502	34,087
Other accrued liabilities	8,099	(1,959)
Other assets and liabilities	(1,334)	1,099
Net cash used in operating activities	(13,928)	(56,692)

Investing activities:
Purchases of property and equipment	(10,046)	(5,435)
Purchases and development of software	(16,183)	(8,071)
Other investing activities	2,250	—
Net cash used for investing activities	(23,979)	(13,506)

Financing activities:
Proceeds from stock issued for employee benefit plans	25,366	17,709
Total repurchases of common stock	(177,741)	(150,916)
Cash dividends	(72,855)	(70,030)
Proceeds from long-term borrowings	200,000	—
Proceeds from short-term borrowings	1,062,000	816,000
Payments on short-term borrowings	(1,015,000)	(566,000)
Net cash provided by (used for) financing activities	21,770	46,763
Effect of exchange rates on cash	1,533	(2,750)

Net change in cash and cash equivalents	(14,604)	(26,185)
Cash and cash equivalents, beginning of period	257,413	243,796
Cash and cash equivalents, end of period	$242,809	$217,611

	As of March 31,
Operational Data:	2022	2021
Employees	17,640	15,105

Source: C.H. Robinson
CHRW-IR